Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Real Estate Investment Trust, LLC of our report dated April 21, 2021, relating to the financial statements of Fundrise Real Estate Investment Trust, LLC.

/s/ RSM US LLP

McLean, Virginia

April 21, 2021